Exhibit 10.17

FIRST AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the 2nd day of May, 2008, by and between THE PANTRY, INC., a Delaware corporation (the “Corporation”) and FRANK G. PACI (the “Employee”).

WITNESSETH:

WHEREAS, the Corporation and Employee entered into an Amended and Restated Employment Agreement dated as of November 20, 2007 (the “Employment Agreement”); and

WHEREAS, the parties desire to clarify their intent regarding severance pay and benefits under circumstances described in Section 6.2 of the Employment Agreement; and

WHEREAS, the parties intend that such severance pay and benefits shall be as set forth in Sections 6.3(A), (B) and (C) of the Employment Agreement, as amended by this Amendment; and

WHEREAS, the parties desire to delete Section 6.3(D) of the Employment Agreement and amend the Employment Agreement in certain other respects as set forth below.

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Employee agree that the Employment Agreement shall be amended as follows:

1.	The first sentence of Section 3 is hereby amended to read as follows:

3.         The original term of employment under this Agreement shall be for that period of time commencing on July 2, 2007 and ending on January 2, 2009, subject to the following provisions:

2.         Section 4.2.2 is amended by deleting the clause designated “(B)” in the first sentence of Section 4.2.2 and inserting the following in lieu thereof:

(B)       an amount equal to the greater of Employee’s then current monthly salary for the number of months then remaining to July 2, 2009 or for twelve (12) months, less any applicable taxes and withholdings and payable in substantially equal installments on the last business day of each applicable month (for purposes of Section 409A, each installment payment shall be considered a separate payment); and

3.         The first sentence of Section 5.1(A) is deleted and the following inserted in lieu thereof:

Employee shall not, either individually or on behalf of another, directly or indirectly, as employer, employee, owner, partner, stockholder, independent contractor, agent, or otherwise, enter into or in any manner participate in the convenience store business in North Carolina, South Carolina, Florida, or any other state in which the Corporation owns or operates ten (10) or more convenience stores upon the date of termination of employment.

4.	Section 6.2(B) is hereby amended to read as follows:

(B)       a material diminution by the Corporation of Employee’s annual base salary and target bonus, as such target bonus is described in the Corporation’s Annual Incentive Compensation Plan (“Target Bonus);

5.	The first phrase of Section 6.3(B) is hereby amended to read as follows:

(B)       a severance payment equal to Employee’s then current monthly salary for twenty-four (24) months plus an amount equal to two (2) times the value of Employee’s Target Bonus for the year in which the termination occurs (less any applicable taxes and withholdings), payable in substantially equal monthly installments on the last business day of each applicable month.

6.	Section 6.3(D) of the Employment Agreement is deleted in its entirety.

7.         Except as hereby amended, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

THE PANTRY, INC.

By:	/s/ Peter J. Sodini
Peter J. Sodini
President & CEO

EMPLOYEE:

/s/Frank G. Paci
Frank G. Paci

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